Exhibit 4.11
AMENDED AND RESTATED CREDIT AGREEMENT
October 17, 2014
National Australia Bank Limited
New York, New York
Ladies and Gentlemen:
The undersigned, Great Western Bancorp, Inc., a Delaware corporation (the “Borrower”), applies to you (the “Bank”) to (1) allow the Borrower to assume, in connection with the merger of Great Western Bancorporation, Inc. with and into the Borrower, with the Borrower to continue as the surviving corporation (the “Merger”), all outstanding indebtedness under the Credit Agreement, dated as of June 3, 2008, as amended and supplemented from time to time (the “Prior Credit Agreement”), between Great Western Bancorporation, Inc. and the Bank, (2) waive the restrictions contained in the Prior Credit Agreement, including without limitation Section 7.5 of the Prior Credit Agreement, applicable to the Merger and (3) amend and restate in its entirety in the form set forth herein your commitment to extent credit to Borrower contained in the Prior Credit Agreement effective as of the effectiveness of the Merger.
Section 1.THE CREDIT.
Section 1.1.    Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the “Revolving Credit”) to the Borrower in the form of loans (the “Loans”) which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire, provided that the aggregate principal amount of Loans outstanding at any one time shall not exceed $10,000,000.00 (Ten Million U.S. Dollars) (the “Commitment”, as such amount may be reduced pursuant to Section 3.2 hereof). The Loans shall be made against and evidenced by and bear interest as set forth in a promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the “Note”). Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank. During the period from and including the date hereof to but not including the Termination Date, the Borrower may use the Commitment by borrowing, repaying and reborrowing Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.
Section 1.2.    Manner and Disbursement of Loans. The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given) by no later than Noon (New York City time) on the date the Borrower requests the Bank to make a Loan hereunder specifying the date of the Loan requested (which must be a Business Day) and the amount of such Loan. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation. Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Borrower at the principal office of the Bank in New York City in immediately available funds.
SECTION 2.    INTEREST AND CHANGE IN CIRCUMSTANCES.
Section 2.1.    Commitment Fee. For the period from the date the condition precedent to effectiveness set forth in Section 6.1(d) is satisfied to and including the Termination Date the Borrower shall pay to the Bank a commitment fee at the rate of 1/4 of 1% per annum on an average daily unused amount of the Commitment, such fee to be paid quarterly in arrears on the last day of each calendar quarter and on the Termination Date and to be computed on the basis of a year of 360 days for the actual number of days elapsed.
Section 2.2.    Change in Circumstances. In the event any new or changed applicable law, regulation or guideline or the interpretation thereof imposes, increases or deems applicable any reserve, capital adequacy or similar requirement with respect to the Loans or the funding thereof or imposes any withholding requirement which has the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder or increases the cost to the Bank of maintaining the Loans, the Borrower shall pay such additional amount or amounts as will compensate the Bank for such increase cost or reduced return. A certificate of the Bank setting forth the computational of any additional amount payable to it hereunder in reasonable detail shall be deemed prima facia correct.
Section 2.3.    Lending Branch. The Bank may, at its option, elect to make, fund or maintain the Loans at such of its branches or offices as the Bank may from time to time elect.
SECTION 3.    PREPAYMENTS, TERMINATIONS AND APPLICATIONS
Section 3.1.    Voluntary Prepayments. The Borrower shall have the privilege of prepaying the Note in whole or in part at any time upon notice to the Bank (such notice if received subsequent to Noon (New York City time) on a given day to be treated as though received at the opening of business on the next Business Day), by paying to the Bank the principal amount to be prepaid and, if such a prepayment prepays the Note in full and is accompanied by the termination in whole of the Commitment, accrued interest thereon to the date of prepayment.
Section 3.2.    Terminations. The Borrower shall have the right at any time and from time to time, upon one (1) Business Day prior notice to the Bank, to irrevocably terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $1,000,000) the Commitment, provided that the Commitment may not be so reduced to an amount less than the aggregate principal amount of the Loans then outstanding.
Section 3.3.    Place and Application of Payments. All payments of principal, interest, and all other Obligations payable under the Loan Documents shall be made to the Bank at its office at 245 Park Avenue, New York, New York (or at such other place as the Bank may specify) no later than 12:00 noon (New York time) on the date any such payment is due and payable. Payments received by the Bank after noon shall be deemed received as of the opening of business on the next Business Day.

All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim.
Section 3.4.    Notations. All Loans made against the Note and the rates of interest applicable thereto shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and rates so recorded or endorsed shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon and the interest rates applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon.
SECTION 4.    DEFINITIONS.
The following terms when used herein shall have the following meanings (capitalized terms defined elsewhere in this Agreement shall, unless otherwise specified, have the meanings so ascribed to them in all other provisions of this Agreement):
“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.1 hereof or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of such Borrower in a written notice to the Bank.
“Banking Subsidiary” means any Subsidiary of the Borrower which is a bank or thrift organized under the laws of the United States of America or any state thereof.
“Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in New York, New York.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Event of Default” means any event or condition identified as such in Section 8.1 hereof.
“Loan Documents” means this Agreement, the Note and all other instruments and documents delivered pursuant to the terms thereof or in connection therewith.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Portion” is defined in Section 2.1(a) hereof.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more subsidiaries of the Borrower, or by the Borrower and one or more of its subsidiaries.
“Termination Date” means June 30, 2015, or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.2, 8.2, or 8.3 hereof.
SECTION 5.    REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Bank as follows:
Section 5.1.    Organization and Qualification. The Borrower and each Subsidiary is duly organized, validly existing, and in good standing as a corporation under the laws of the state of its incorporation, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Without limiting the generality of the foregoing, the Borrower is a bank holding company and, as such, the Borrower has received all necessary approvals from, and has filed all necessary reports with, all applicable federal and state regulatory authorities.
Section 5.2.    Authority and Validity of Obligations. The Borrower has full tight and authority to enter into the Loan Documents and to perform all of its obligations thereunder; and the Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of its articles of incorporation or by-laws or any covenant, indenture or agreement of or affecting the Borrower or any of its Properties, or result in the creation or imposition of any lien on any Property of the Borrower.
Section 5.3.    Purpose; Margin Stock. The Borrower shall use the proceeds of the Loans to retire existing indebtedness, including but not limited to the Borrower’s credit facility with LaSalle National Bank or Bank of America as its successor (and such facility shall have been cancelled), for general working capital purposes and such other legal and proper purposes as are consistent with all applicable laws. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan made hereunder will be used to purchase or carry any margin stock, or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 5.4.    Financial Reports. All financial statements of the Borrower and its Subsidiaries heretofore submitted to the Bank are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles or regulatory accounting principles, as the case may be, consistently applied, and fairly present the financial condition of the Borrower and its Subsidiaries and the results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7.5 hereof. Since the date of the latest of such financial statements, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.
Section 5.5.    Litigation and Taxes. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Borrower to perform its obligations under, any Loan Document or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Borrower or any Subsidiary. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Borrower has no knowledge of any proposed additional tax assessment against it or any Subsidiary for which adequate provisions in accordance with generally accepted accounting principles have not been made on its accounts.
Section 5.6.    Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of the Loan Documents.
Section 5.7.    Compliance with Laws. The Borrower and each Subsidiary are in compliance with the requirements of all federal, state and local laws, rules, and regulations applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Borrower or any Subsidiary. Neither the Borrower (or any of its directors or officers) nor any Banking Subsidiary (or any of its directors or officers) is a party to, or subject to, any agreement with, or directive or order issued by, any federal or state bank or thrift regulatory authority which imposes restrictions or requirements on it which are not generally applicable to banks or thrifts, or their holding companies; and no action or administrative proceeding is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Banking Subsidiary or any of their directors or officers which seeks to impose any such restriction or requirement.
SECTION 6.    CONDITIONS PRECEDENT.

The obligation of the Bank to make any Loan under this Agreement is subject to the following conditions precedent:
Section 6.1.    Initial Loan. Concurrently with or prior to the making of the initial Loan hereunder, the following conditions precedent shall also have been satisfied:
(a)    the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:
(i)    the Note;
(ii)    copies of resolutions of the Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery, and performance of the Loan Documents by the Borrower and the consummation of the transactions contemplated hereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified to by the Borrower’s Secretary or Assistant Secretary; and
(iii)    an incumbency certificate containing the name, title, and genuine signatures of each of the Borrower’s Authorized Representatives;
(b)    the Bank shall have received such other agreements, instruments, documents, certificates, and opinions as the Bank may reasonably request;
(c)    The Bank shall have acquired (either directly or indirectly through one or more wholly owned subsidiaries) all issued and outstanding capital stock of the Borrower; and
(d)    The Borrower shall have paid to the Bank an amount equal to ¼ of 1% of the amount of Commitment as and for a non refundable closing fee.
Section 6.2.    All Loans. As of the time of the making of each Loan hereunder: (a) each of the representations and warranties set forth in Section 5 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date; (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit; and (c) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect. The Borrower’s request for any Loan shall constitute its warranty as to the facts specified in subsections (a) and (b) above.
SECTION 7.    COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:
Section 7.1.    Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in full force and effect its existence, rights (charter or statutory), franchises, and licenses necessary for the proper conduct of its business.
Section 7.2.    Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 7.3.    Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, against such other hazards and risks with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.
Section 7.4.    Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a system of accounting in accordance with generally accepted accounting principles and, where applicable, regulatory accounting principles, and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower and the Subsidiaries (including non-financial information and examination reports and supervisory letters to the extent permitted by applicable regulatory authorities) as the Bank may reasonably request; and without any request, the Borrower shall furnish to the Bank:
(a)    within 30 days after the close of each fiscal quarter, all call reports and other financial statements required to be delivered by the Borrower and by each Banking Subsidiary to any governmental authority or authorities having jurisdiction over the Borrower or such Banking Subsidiary and all schedules thereto;
(b)    within 120 days after the close of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and the Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants of recognized standing, selected by the Borrower and satisfactory to the Bank;
(c)    promptly upon the receipt or execution thereof, (i) notice by the Borrower or any Banking Subsidiary that (1) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan or restricts the payment of dividends by any Banking Subsidiary to the Borrower or (2) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into a memorandum of agreement with any such agency, including, without limitation. any agreement which restricts the payment of dividends by any Banking Subsidiary to the Borrower or otherwise imposes restrictions or requirements on it which are not generally applicable to banks or thrifts or their holding companies, and (ii) copies of any such plan, memorandum, or agreement, unless disclosure is prohibited by the terms thereof and, after the Borrower or such Banking Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan, memorandum, or agreement to the Bank; and
(d)    promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, would materially and adversely affect the financial condition, Properties, business or operations of the Borrower or any Subsidiary or of the occurrence of any Default or Event of Default hereunder.
Section 7.5.    Mergers, Consolidations and Sales. The Borrower will not, and will not permit any Subsidiary to, engage in any merger or consolidation or sell or otherwise dispose of any substantial part of its assets provided however that the forgoing shall not preclude or otherwise operate to prevent:
(a)    sales by Banking Subsidiaries of financial assets for fair value and in the ordinary course of the banking business; and
(b)    mergers of wholly owned Subsidiaries with and into the Borrower and mergers between wholly owned Subsidiaries.
Section 7.6.    Maintenance of Subsidiaries. The Borrower shall not assign, sell, or transfer, or permit any Subsidiary to issue, assign, sell, or transfer, any shares of capital stock or other equity interest of a Subsidiary; provided that the foregoing shall not prevent the issuance, sale, or transfer to any person of any shares of capital stock or other equity interests of a Subsidiary solely for the purpose of qualifying, and only to the extent legally necessary to qualify, such person as a director of such Subsidiary.

Section 7.7.    Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of such Borrower or any Subsidiary or could result in a Lien upon any of their Property.
SECTION 8.    EVENTS OF DEFAULT AND REMEDIES.
Section 8.1.    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)    default in the payment when due of all or any part of the Obligations, or default in the payment when due of any other indebtedness or liability of the Borrower or any of its Subsidiaries owing to the Bank; or
(b)    default in the observance or performance of any provision of any Loan Document which is not remedied within ten (10) days after written notice thereof is given to the Borrower by the Bank; or
(c)    any representation or warranty made by the Borrower in any Loan Document, or in any statement or certificate furnished by it pursuant thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or
(d)    the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(d) hereof; or
(e)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of its Property, or a proceeding described in Section 8.1(d)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 days; or
(f)    dissolution or termination of the existence of the Borrower or any Banking Subsidiary; or
(g)    Borrower or any Subsidiary shall fail to pay any of its indebtedness to any other entity or shall default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or securing such indebtedness, beyond any period of grace applicable thereto, if the effect of such default is to accelerate, or to give to the holder thereof the right to accelerate, the maturity of any such indebtedness;
(h)    any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, the aggregate amount of which (after reduction by the amount covered by insurance) exceeds $1,000,0000, shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or
(i)    any conservator or receiver shall be appointed for the Borrower or any Banking Subsidiary under applicable federal or state law applicable to banks, thrifts, or their holding companies, or any Banking Subsidiary shall suspend payment of its obligations.
Section 8.2.    Non-Bankruptcy Defaults. When any Event of Default described in Section 8.1 has occurred and is continuing (other than an Event of Default described in subsection (e) or (f) of Section 8.1), the Bank may, by notice to the Borrower, take one or more of the following actions: (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all other Obligations payable under the Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and (c) enforce any and all rights and remedies available to the Bank under the Loan Documents or applicable law.
Section 8.3.    Bankruptcy Defaults. When any Event of Default described in subsection (e) or (f) of Section 8.1 has occurred and is continuing, then the Note, including both principal and interest, and all other Obligations payable under the Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.
SECTION 9.    MISCELLANEOUS.

Section 9.1.    Non-Business Day. lf any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect.
Section 9.2.    Amendments, Etc. No delay or failure on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank are cumulative to, and not exclusive of, any rights or remedies which it would otherwise have. No amendment, modification, termination or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 9.3.    Costs and Expenses. The Borrower agrees to pay to the Bank all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by the Bank in connection with any Default or Event of Default or in connection with the enforcement of any Loan Document. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
Section 9.4.    Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at: 100 North Phillips Avenue Sioux Falls, South Dakota 57104 Attention: Chief Financial Officer Telephone: (605) 334-2548 Telecopy: (605) 359-8738	to the Bank at: 245 Park Avenue New York, New York 10017 Attention: Loan Administration Telephone: (212) 916-9539 Telecopy: (212) 490-8087 E-mail: ny_lending_administration@nabny.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (ill) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

Section 9.5.    Construction, Etc. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.
Section 9.6.    Binding Nature, Governing Law, Etc. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute on and the same instrument. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
Section 9.7.    Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the New York City for purposes of all legal proceedings arising out of or relating to the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.
[SIGNATURE PAGE TO FOLLOW]

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.
Great Western Bancorp, Inc.

By:	/s/ Ken Karels Name: Ken Karels Title: President & CEO

Accepted and agreed to at Melbourne, Australia as of the day and year last above written.
National Australia Bank Limited

By:	Sharyn Ie Name: Sharyn Ie Title: Associate Director

[Signature page to Amended and Restated Credit Agreement]

EXHIBIT A
REVOLVING CREDIT NOTE
$10,000,000.00    New York, New York
    _____________, 2014
On the Termination Date, for value received, the undersigned, Great Western Bancorp, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of NATIONAL AUSTRALIA BANK LIMITED (the “Bank”) at its office at 245 Park Avenue, New York, New York, the principal sum of (i) Ten Million and 00/100 Dollars ($10,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.
The Borrower promises to pay interest (computed on the basis of a year of 360 days for the actual number of days elapsed) at such office on the principal sum from time to time remaining unpaid hereon at the Applicable Rate (as hereinafter defined) for each Interest Period (as hereinafter defined), all interest accrued for each Interest Period to be due and payable on the last day of such Interest Period or, if any such interest payment date is not a Bank Business Day (as hereinafter defined), then on the immediately following Bank Business Day, provided that any interest not required to be sooner paid shall be paid upon payment in full of the principal hereof or, if earlier, upon demand for payment of the principal.
As used herein the term “Interest Period” shall mean the three month period commencing on the date of this Note and each three month period thereafter, with each Interest Period to commence on the last day of the immediately preceding Interest Period. Interest shall be computed at the Applicable Rate for each Interest Period for the period from and including the first day of such Interest Period to but excluding the last day thereof. The term “Applicable Rate” shall mean for each Interest Period the rate determined by adding the rate of 01.25% per annum to the LIBOR Rate for such Interest Period. “LIBOR Rate” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards or downwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Bank Business Days before the beginning of such Interest Period by three (3) or more major lenders in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the principal amount hereof. “LIBOR Index Rate” means for any Interest Period applicable hereto, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date two Bank Business Days before the commencement of such Interest Period.
The term “Bank Business Day” means any day other than a Saturday or Sunday on which banks are generally open for business in New York, New York and London, England.

This Note evidences Loans made or to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Amended and Restated Credit Agreement dated as of October 13, 2014, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”).
This Note is issued by the Borrower under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity and voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.
The Borrower hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
GREAT WESTERN BANCORP, INC.

By:	Name: Title: